Exhibit 99.1

Gordmans Stores, Inc. Announces Second Quarter 2011 Results

Second Quarter – Net sales up 3.4%; Gross profit margin increased 70 basis points;

Diluted EPS of $0.15

Omaha, Nebraska (August 30, 2011) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its second quarter (thirteen weeks) and six month period (twenty-six weeks) ended July 30, 2011.

Second Quarter Highlights

•	Net sales increased 3.4% to $117.0 million compared to $113.1 million in the second quarter of fiscal 2010.

•	Gross profit margin increased 70 basis points over the second quarter of fiscal 2010 to 44.9%.

•	Diluted earnings per share of $0.15.

Six Month Highlights

•	Net sales increased 4.3% to $234.7 million compared to $225.0 million for the six months ended July 31, 2010.

•	Gross profit margin increased 70 basis points over the same six month period last year to 46.2%.

•	Net income increased 5.9% to $10.2 million compared to $9.7 million in the first six months of fiscal 2010.

Jeff Gordman, President and Chief Executive Officer, stated: “Our comparable store sales increase of 0.4% for the second quarter of fiscal 2011, which came on top of an 8.3% comparable store sales increase in the second quarter of 2010, was in line with the guidance that we provided in our last earnings call. Our total sales increase of 3.4% for the second quarter of 2011 was primarily attributable to two new stores that we opened in Minneapolis, a new market for our Company, in the first quarter of this year. Our bottom line benefited versus our guidance from strong gross profit margins, which were 70 basis points greater than last year, as well as solid management of store level expenses. However, net income fell short of last year’s level by approximately $0.3 million due in large part to pre-opening expenses for stores that opened late in the second quarter or will open in the third quarter.”

Second Quarter Financial Results

Net sales for the thirteen weeks ended July 30, 2011 increased 3.4% to $117.0 million from $113.1 million for the same period last year, which translated into a 0.4% comparable store sales increase. Gross profit increased by 70 basis points to $52.5 million, or 44.9% of net sales, from $49.9 million, or 44.2% of net sales, in the second quarter of fiscal 2010. Selling, general and administrative costs were $47.6 million, or 40.7% of net sales, compared to $44.3 million, or 39.2% of net sales, in the second quarter of fiscal 2010. Net income for the second quarter of fiscal 2011 of $2.9 million, or $0.15 per diluted share (based on 19,390,752 dilutive shares outstanding), compares to net income of $3.3 million, or $0.20 per diluted share (based on 16,173,746 dilutive shares outstanding), in the second quarter of fiscal 2010.

Six Month Financial Results

Net sales for the twenty-six weeks ended July 30, 2011 increased 4.3% to $234.7 million from $225.0 million for the same period last year, which translated into a 0.7% comparable store sales increase. Gross profit increased by 70 basis points to $108.4 million, or 46.2% of net sales, from $102.5 million, or 45.5% of net sales, in the prior year. Selling, general and administrative costs were $91.6 million, or 39.0% of net sales, compared to $86.6 million, or 38.4% of net sales, in the prior year. The Company reported a 5.9% increase in net income to $10.2 million, or $0.53 per diluted share (based on 19,320,445 dilutive shares outstanding), compared to net income of $9.7 million, or $0.60 per diluted share (based on 16,185,238 dilutive shares outstanding), in the first twenty-six weeks of fiscal 2010.

Outlook

The Company expects sales for the second half of the year to be consistent with the comparable store sales trend experienced in the first half of the year. For the fiscal year ending January 28, 2012, management expects net sales to be between $553 million and $557 million, which reflect a slight comparable store sales increase. On that basis, diluted earnings per share are projected to be in the range of $1.22 to $1.27 (using a diluted share count of approximately 19.4 million).

For the third quarter of fiscal 2011 ending October 29, 2011, Gordmans expects net sales to be between $133 million and $135 million, which reflect comparable stores sales trends similar to the first half of 2011. The Company projects diluted earnings per share in the range of $0.18 to $0.19 for the third quarter (using a diluted share count of approximately 19.4 million).

For the fourth quarter ending January 28, 2012, the Company is forecasting total sales to be between $185 million and $187 million, which reflect a continuation of the comparable store sales trend, and is projecting earnings per share in the range of $0.51 to $0.55 (using a diluted share count of approximately 19.5 million shares).

Mr. Gordman added, “Regarding our expansion activities, we opened two stores in the Chicago market at the end of July and we will be opening three additional stores, including one relocation, over the remainder of this year. In addition, over the last few months we have refined our merchandising, marketing and inventory management strategies in an effort to drive comparable store sales growth in the current environment. While we are optimistic that our efforts will translate into an improvement to the current sales trend, our estimates for the back half of the year remain unchanged at this time. The increase to our full year diluted EPS guidance is attributable to the favorable performance in the second quarter relative to the high end of the guidance provided in the first quarter earnings call.”

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, August 30, 2011 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 72 stores in 16 Midwestern and surrounding states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	July 30, 2011	January 29, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,835	$29,368
Accounts receivable	1,379	1,557
Landlord receivable	8,375	2,077
Income tax receivable	—	1,375
Merchandise inventories	76,050	59,775
Deferred income taxes	2,558	2,417
Prepaid expenses and other current assets	5,828	5,394

Total current assets	118,025	101,963
PROPERTY AND EQUIPMENT, net	27,585	18,240
INTANGIBLE ASSETS, net	2,121	2,166
DEFERRED INCOME TAXES	—	486
OTHER ASSETS	2,342	2,279

TOTAL ASSETS	$150,073	$125,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$45,727	$36,833
Income taxes payable	2,174	—
Accrued expenses	26,166	26,672
Current portion of long-term debt	1,071	1,932

Total current liabilities	75,138	65,437

NONCURRENT LIABILITIES:
Long-term debt, less current portion	411	956
Deferred rent	10,081	6,655
Deferred income taxes	984	—
Other liabilities	31	33

Total noncurrent liabilities	11,507	7,644

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	51,988	50,830
Retained earnings	11,421	1,204

Total stockholders’ equity	63,428	52,053

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$150,073	$125,134

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended July 30, 2011 (Unaudited)	13 Weeks Ended July 31, 2010 (Unaudited)	26 Weeks Ended July 30, 2011 (Unaudited)	26 Weeks Ended July 31, 2010 (Unaudited)
Net sales	$117,020	$113,118	$234,699	$225,009
License fees from leased departments	1,411	1,371	3,078	2,967
Cost of sales	(65,947)	(64,548)	(129,344)	(125,486)

Gross profit	52,484	49,941	108,433	102,490
Selling, general and administrative expenses	(47,559)	(44,323)	(91,647)	(86,571)

Income from operations	4,925	5,618	16,786	15,919
Interest expense	(189)	(225)	(307)	(404)

Income before taxes	4,736	5,393	16,479	15,515
Income tax expense	(1,800)	(2,119)	(6,262)	(5,864)

Net income	$2,936	$3,274	$10,217	$9,651

Basic earnings per share	$0.15	$0.21	$0.53	$0.62
Diluted earnings per share	$0.15	$0.20	$0.53	$0.60

Basic weighted average shares outstanding	19,165,207	15,488,800	19,120,820	15,488,800
Dilutive weighted average shares outstanding	19,390,752	16,173,746	19,320,445	16,185,238

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200